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                                                                   EXHIBIT 10.26


                               LICENSE AGREEMENT


       License Agreement, dated as of July 22, 1997, between Amarillo Biosciences, Inc., a Texas corporation with offices at 800 West Ninth Avenue, Amarillo, Texas 79101-3206 ("ABI"), and Hoffmann-La Roche Inc., a New Jersey corporation with offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("HLR").
                                   WITNESSETH:
       WHEREAS, ABI has developed technology and information relating to the field of the use of oral a-interferon for the treatment of human and animal diseases and disorders (this field hereinafter referred to as "The Field").

       WHEREAS, HLR is the owner of certain patent rights in the field of human alpha interferon, including U.S. Patent No. 4,503,035 (the "Patent") expiring March 5, 2002 (the "Patent Expiration Date") and continuations, divisions or reissues thereof relating to homogeneous alpha interferon, (hereinafter collectively referred to as the "HLR Patent Rights");

       WHEREAS, ABI desires to obtain a license from HLR under the HLR Patent Rights to make, have made, use, and sell in the United States natural (non-recombinant) human alpha interferon preparations in dosage forms for the treatment of animal and human diseases, and HLR is agreeable to grant such a license to ABI; and

       NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

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       1.     DEFINITIONS.

              (a) "Licensed Product" means dosage forms of natural (non-recombinant) human alpha-interferon for the treatment of animal and human diseases, the manufacture, use or sale of which would, but for this License, infringe a valid claim under HLR Patent Rights.

              (b) "Affiliate" shall mean any entity controlling, controlled by or under common control with the named entity. Without limiting the generality of the foregoing, Genentech, Inc. shall not be considered to be an Affiliated Company of HLR.

       2.     GRANT OF LICENSE.

              HLR hereby grants to ABI and its Affiliates a non-exclusive and, subject to the terms of this Agreement, irrevocable and perpetual, right and license under the HLR Patent Rights (including the Patent) to make, have made, use, import, offer to sell and sell in the United States Licensed Product. ABI shall have the right to sublicense under this Agreement with the understanding that sales of Licensed Product by sublicensee(s) shall be included in Net Sales under this Agreement. ABI will provide HLR with a copy of any sublicense granted hereunder within sixty (60) days of granting such a sublicense.

       3.     ROYALTIES.

              (a) If any use of the Licensed Product is approved by the FDA, ABI shall give HLR notice of such approval not later than twenty business days after the date ABI is informed of such approval.





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              (b) (i)       ABI shall pay to HLR a percentage fee (the
"Percentage Fee") based upon Net Sales (as hereinafter defined) of Licensed Product during each Annual Period (as hereinafter defined). "Net Sales" shall mean the invoiced amount of Licensed Product, either made in the United States or imported into the United States, and sold by ABI, less actual trade discounts, returns, allowances, charges for customs duty, freight, and sales, use, and other similar taxes (except income taxes), if any. The "Annual Period" shall be the calendar year, except that the first Annual Period shall be from the date of the first commercial sale of the Licensed Product by ABI or a Marketing Partner to the next December 31 (or to the date of termination of this Agreement, if earlier), and the last Annual Period shall be from the last January 1 during the term of this Agreement to the earlier of (A) the Patent Expiration Date and (B) the date of termination of this Agreement.

                  (ii) The Percentage Fee that ABI shall pay to HLR for each Annual Period shall be an amount equal to 8% of Net Sales during such Annual Period up to $20,000,000 and 9.5% of Net Sales during such Annual Period in excess of $20,000,000.

                 (iii) ABI shall deliver to HLR within 45 days following the end of each three month period (other than the last three month period) during each Annual Period, a statement signed by the chief financial officer of ABI and certified as accurate, indicating the amount of Net Sales during such three month period. Each such statement shall also indicate the number, description,


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and invoice price of Licensed Product sold during the period covered, the amount of actual trade discounts, returns, allowances, charges for customs duty, freight, and sales, use, and other similar taxes which may be deducted therefrom, and a computation of the amount of the Percentage Fee payable hereunder in respect of such Net Sales for such period. Such statement shall be furnished to HLR whether or not any Licensed Products have been sold during the period for which such statement is due.

                     (iv) ABI shall deliver to HLR within 45 days following the end of each Annual Period, a report certified by the chief financial officer of ABI covering such Annual Period and containing the same information required to be contained in the statements referred to in Section 3(b)(iii).

                     (v) The Percentage Fee shall be paid quarterly for each Annual Period. The Percentage Fee for each three month period (other than the last three month period) during each Annual Period shall be paid simultaneously with the delivery of the statement referred to in Section 3(b)(iii) relating to such three month period during such Annual Period, and the Percentage Fee for the last three month period of each Annual Period shall be paid simultaneously with the delivery of the report referred to in Section 3 (b)(iv) relating to such Annual Period. The Percentage Fee for each such three month period shall be computed on the basis of Net Sales from the beginning of such Annual Period through the last day of the most recent three month period, with a credit for the Percentage Fee theretofore paid to HLR for such Annual Period.



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              (c)    ABI shall prepare and maintain complete and accurate books of account and records covering all transactions relating to this Agreement.
HLR and its duly authorized representatives shall have the right, at the sole cost and expense of HLR, during regular business hours, on not more than one occasion during any 12 month period, to examine such books of account and records with respect to the subject matter and the terms of this Agreement. All such books of account and records shall be kept available by ABI for at least three years after the Annual Period to which they relate.

       4.     TERM AND TERMINATION.

              (a) This License Agreement shall come into full force and effect as date of the last signature on the signature page and shall continue in full force and effect until the expiration date of U.S. Patent No. 4,503,035 unless sooner terminated in accordance with sections 4(b) or 4(c).

              (b) ABI shall have the right to terminate this Agreement at any time upon at least 30 days' written notice, after which time this Agreement shall be of no further force or effect other than the obligation of ABI to pay HLR any royalties payable as of the date of termination.

              (c) If ABI shall fail to perform in any material respect any material term, condition, or covenant in this Agreement on its part to be performed and such default shall continued uncured for a period of 30 days after a notice of default specifying the nature of the default has been given to ABI by HLR, HLR shall have the right to terminate this Agreement upon written notice, at which



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time this Agreement shall be of no further force or effect other than the obligation of ABI to pay HLR any royalties payable as of the date of termination.

              (d) The following sections shall survive expiration or termination of this License Agreement for any reason: 4(b), 4(c), 4(d), 5(b), 6(i) and 6(j).

       5.     PATENT INFRINGEMENT.

              (a) HLR shall retain the sole right at HLR's sole discretion, to enforce the Patent Rights against third party infringers.

              (b) Nothing in this License Agreement shall be construed as representation made or warranty given by HLR that the exercise or practice by ABI of the rights granted by HLR to ABI hereunder will not infringe the patent rights of a third party that dominate the claims of the Patent Rights.

       6.     MISCELLANEOUS.

              (a) All reports, approvals, and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified or registered mail, return receipt requested, to the party concerned at its address as set forth on page 1 above (or at such other address as a party may specify by notice to the other). All reports, approvals, and notices given to ABI shall be addressed to the attention of its President, and all reports, approvals, and notices given to HLR shall be addressed to the attention of its Corporate Secretary and all payments in cash





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made to HLR shall be sent to Hoffmann-La Roche Inc., P.O. Box 12069, Newark,
New Jersey 07100.

              (b) Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except to a corporation which has succeeded to substantially acquire all the business and assets of the assignor and assumed in writing its obligations under this Agreement or to a corporation surviving a merger or consolidation to which the party to this Agreement is a party. Any attempted sale, assignment, transfer, conveyance, or delegation in violation of this Section 6(b) shall be void.

              (c) This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged, or terminated orally.

              (d) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other.

              (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflict of laws.

              (f) Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach



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of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

              (g) If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

              (h) This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

              (i) Nothing contained herein shall be construed to grant either party hereto the right to use, for advertising, publicity or any other purposes, the name, trade name or trademark, or contraction, abbreviation or simulation thereof, of the other party hereto.

              (j) ABI does hereby indemnify and agrees to save and hold HLR harmless of and from any and all liabilities, claims, causes of action, suits, losses, damages, and reasonable expenses (including, but not limited to, reasonable attorneys' fees and expenses) for which HLR may become liable or may incur or be compelled to pay in any action or claim (including, but not limited to, any action or claim relating to products liability) against HLR



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for or by reason of the manufacture, use, or sale of the Licensed Product by
ABI. HLR shall give ABI prompt written notice of any such action or claim and ABI may then, in its sole discretion, take such action as it deems advisable to defend such action or claim on behalf of HLR. In the event appropriate action is not taken by ABI within 20 days of its receipt of notice from HLR, HLR shall have the right to defend such action or claim, but no settlement thereof may be made without the approval of ABI. In any case, ABI and HLR shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


AMARILLO BIOSCIENCES, INC.         HOFFMAN-LA ROCHE, INC.


By:____________________________    By:____________________________

Name: Joseph M. Cummins,           Name: George W. Johnston
      DVM, Ph.D.

Title: President and CEO           Title: Vice President

Date: July 22, 1997                Date: July 22, 1997



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